EMPLOYEE CONFIDENTIALITY AND NON-COMPETE AGREEMENT
This Agreement is effective as of May 25, 2022, between WESTWOOD HOLDINGS GROUP, INC., including any and all subsidiaries and affiliates (collectively the “Company”), and Fabian Gomez (the “Employee”).
The parties agree as follows:
1.ACCESS TO CONFIDENTIAL INFORMATION AND GOODWILL.
(a)    Company agrees to provide Employee with proprietary and confidential information developed and/or owned by Company, and of which Employee does not have previous knowledge, including for example, and without limitation, unique investment approaches, sales and marketing programs and materials, marketing and business strategies, client lists and profile data, investment advisory contracts and fee schedules, trademarks, technical information, computer software programs and electronic information, financial and other information concerning its operations (collectively, “Confidential Information”). Employee recognizes that (i) his or her business role with Company requires access to Confidential Information; (ii) such Confidential Information is of special value to the Company; and (iii) if such information became known to any person competing with the Company, irreparable damage could result to the Company.
(b)    Employee acknowledges that Company has and owns certain goodwill that provides Company with a competitive advantage, including Company’s strong brand and reputation (the “Goodwill”). Employee further acknowledges that (i) the Goodwill, and successful execution of Company’s day-to-day functions, depend on formation of relationships of trust and confidence between individual employees and Company clients; (ii) Company’s continued growth and viability depend on nurturing the relationships between its own employees and its clients and on maintaining its own relationship with employees whom it has placed in a position to form client relationships and necessarily supported while those relationships formed and grew; and (iii) the Goodwill, and Company’s positive reputation or position in the eyes of its clients or potential clients, often manifests itself through repeat business with existing clients and through referrals to potential clients. Company agrees to provide Employee with the institutional training, support and synergy that will enable Employee to provide services of the quality that clients of Company value highly and that form, at least in part, the basis for the Goodwill owned by Company. Employee recognizes that he or she will or may have close association with Company’s clients, which will or may cause those clients to associate Employee with the products or services of the Company, without paying due regard to the role of the Company as a whole, including its entire team of professionals, in the creation and delivery of those products and services.
(c)    Employee agrees that the Company must protect its business, including the Confidential Information and Goodwill. In exchange for the Company’s promise to provide the Confidential Information and the institutional training, support and synergy referenced above, as well as the other consideration provided herein and elsewhere, Employee agrees to all of the covenants set forth below. Employee further agrees that the covenants set forth below are reasonable, consistent with Employee’s and Company’s best interests, to protect the Company and its affiliates.
2.CONFIDENTIALITY COVENANT.

(a)Employee covenants, unless required as part of his or her employment or with the Company’s prior written consent, not to disclose or communicate to third parties any Confidential Information, however acquired, including Confidential Information of companies with whom the Company has a business relationship. All Confidential Information received by Employee during his or her employment remains the Company’s exclusive property and shall be returned immediately upon termination of employment or at any time as requested by the Company. Employee further agrees, upon termination of employment, to deliver to the Company or destroy any Confidential Information in his or her possession.
(b)Pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. 1833(b)), an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a Federal, State, or local government official, or to an attorney, solely for the purpose of reporting or investigating, a violation of law.  An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret made in a complaint, or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An employee who files a lawsuit alleging retaliation by the company for reporting a suspected violation of the law may disclose the trade secret to his or her attorney and use the trade secret in the court proceeding, if the employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.  This paragraph will govern to the extent it may conflict with any other provision of this Agreement.
(c)Employee warrants that he or she is not bound by any other agreement that would be breached by execution of this Agreement or which would prevent him from performing his or her duties at the Company. Employee warrants that he or she has not retained proprietary information of any prior employer and will not use such information in carrying out his or her duties for the Company.
(d)In the event of a breach or threatened breach by Employee of the provisions of this Section 2, Company shall be entitled to an injunction restraining Employee from disclosing and/or using the Company’s Confidential Information (provided Company establishes the elements required for injunctive relief) and may pursue other remedies for such breach or threatened breach, including recovery of damages from Employee.
3.INVESTMENT PERFORMANCE RESULTS; COPYRIGHTABLE WORKS.
(a)Employee agrees that the investment performance of accounts managed by Company is attributable to its entire team of professionals and not to any single individual, that performance results of all present and future Company products are Company’s exclusive property, and that he or she will not attempt to present as his or her own such performance or composite performance at any subsequent employer. Nothing in the foregoing paragraph is intended to prevent Employee from discussing Employee’s own job responsibilities and past performance in connection with any application or interview process with a prospective employer.

(b)Employee agrees that Company owns copyrightable works developed by Employee on Company time using Company resources during the course and scope of his or her employment. Employee agrees, if requested by Company and without cost, to execute written acknowledgments or assignments of copyright ownership of such works in order to preserve Company’s rights. Employee agrees not to assert any rights to attribution and integrity (“moral rights”) he or she may have in any such copyrightable works.
4.NON-COMPETITION/NON-SOLICITATION COVENANT.
(a)Employee agrees that, for twelve (12) months following termination of his or her employment at Company, whether by him or her or by Company and whether with or without cause (“Non-Competition Term”), Employee will not in any capacity provide investment advisory services or investment management services to any person or entity in the United States that is or was a client of Company with whom Employee did business and/or had personal contact during the course and scope of Employee’s employment with Company.
(b)Employee also agrees that, during his or her employment with Company, and for twenty-four (24) months following termination of his or her employment, whether by Employee or by Company and whether with or without cause (“Non-Solicitation Term”), Employee will not:
(i)    solicit any person or entity with whom Employee does or did business and/or has or had personal contact during the course and scope of Employee’s employment with Company, including without limitation consultants used by Company’s clients, to withdraw, or to cause the withdrawal of, any funds as to which Company provides investment management services, or attempt to cause such person or entity not to engage Company for investment management services; and/or
(ii)    solicit any current employee of Company as of the date of the solicitation to terminate his or her employment with Company and/or to enter into competition with Company.
If Employee violates any of the restrictions contained in this Section 4, the Non-Competition Term and/or Non-Solicitation Term shall be suspended and will not run in favor of Employee from the time of the commencement of any such violation until the time when the Employee cures the violation to the Company’s satisfaction.
(c)Company and Employee acknowledge that the covenants contained in this Section 4 are reasonable in light of the consideration provided by Company to Employee, including without limitation access to Confidential Information and Goodwill owned by Company, and in light of the relationships that Employee will have with Company’s clients. However, Company and Employee agree that if a court should decline to enforce the provisions of Section 4 as written, that such provisions shall be reformed to restrict Employee’s competition with Company or its affiliates, and his or her solicitation of clients and employees, to the maximum extent as to time, geography and business scope which the court shall find enforceable; provided that the provisions of Paragraph 4 shall not be modified to be more restrictive to Employee than those contained herein.

5.ADDITIONAL NON-COMPETITION COVENANT.
Employee agrees that, at Company’s election, for any consecutive part or all of the initial six (6) months following termination of his or her employment at Company, whether by him or her or by Company and whether with or without cause (such part or all of such six-month period as the Company may elect being referred to as the “Post-Employment Term”), he or she will not (a) in any capacity provide the same or similar services as Employee provided to Company immediately preceding his or her termination to any person or entity in competition with the Company’s investment services; or (b) establish, join, participate in, acquire or maintain ownership in, or provide such same or similar services to, any United States based entity that offers services and/or products that compete with the Company’s investment services and/or products; provided, however, that this restriction shall not be construed to prevent Employee from owning or acquiring for investment purposes less than five (5) percent of the stock of any publicly traded company. In the event Company elects to invoke the restrictions set forth in this paragraph as to Employee, Company shall continue Employee’s regular compensation during the Post-Employment Term at the same level being paid at termination and provide Employee a cash bonus equivalent to the most recent cash bonus paid to Employee prorated for the number of months in the six (6) month period Company elects to restrict Employee (but excluding all other bonuses, vesting of restricted stock, and/or other incentives) . If Employee violates any term of this Agreement, all such pay continuation shall cease, and all prior payments made during the Post-Employment Term shall be immediately repaid by Employee to Company.
6.AT-WILL EMPLOYMENT; REPORTING STRUCTURE; EFFECT OF TERMINATION.
Employee’s employment is at will and may be terminated at any time by him or her or by Company, with or without cause. Employee agrees that such termination shall not end his or her obligations under this Agreement. Subject to Section 7(c), any other contracts or agreements entered into between Employee and Company shall be separate from this Agreement.
7.MISCELLANEOUS.
(a)THIS AGREEMENT SHALL BE SUBJECT TO AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS EXCEPT FOR CONFLICT OF LAWS PRINCIPLES, WITHOUT REGARD TO THE PLACE OF EXECUTION OR THE PLACE OF PERFORMANCE THEREOF.
(b)Failure to insist upon strict compliance with any provision in this Agreement shall not be deemed a waiver of such provision or any other provision in this Agreement.
(c)This Agreement may not be modified except by an agreement in writing executed by the parties to this Agreement.
(d)The invalidity or unenforceability of any provision hereof shall not affect the validity of enforceability of any other provision. If, moreover, any one or more of the provisions contained in this Agreement shall, for any reason, be held to be excessively broad as to time, duration, geographical scope, activity, or subject, it shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law.

(e)This Agreement is not a contract of employment or promise of future employment. Employee’s employment is at will, as described in Section 6 above.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
WESTWOOD HOLDINGS GROUP, INC.

By:
Printed Name: Brian O. Casey
Title: Chief Executive Officer

By: /s/ Fabian Gomez
Printed Name: Fabian Gomez
Title: President

Employee’s Address:

BY EXECUTION OF THIS AGREEMENT, EMPLOYEE ACKNOWLEDGES RECEIPT OF A COPY OF THE AGREEMENT.